                                                                 EXHIBIT (C)(2)

                                  May 5, 1999

Shelby Williams Industries, Inc.
11-111 Merchandise Mart
Chicago, IL 60654

Attention: Paul N. Steinfeld
Chairman of the Board and Chief Executive Officer

Gentlemen:

   Reference is made to the Agreement and Plan of Merger (the "Merger Agreement") among Falcon Products, Inc. ("Falcon"), SY Acquisition, Inc. ("Sub") and Shelby Williams, Inc. ("Shelby Williams") of even date herewith providing for, among other things, the acquisition of Shelby Williams by Falcon, indirectly through Sub.

   In addition to the covenants and agreements of Falcon and Sub contained in
Article VI of the Merger Agreement, Falcon and Sub have also agreed, effective as of the "Effective Time" (as defined in the Merger Agreement) as follows:

  1. Shelby Williams shall continue the employment of Paul N. Steinfeld for the remainder of calendar year 1999 at his current annual base salary and on such other terms as set forth in the form of Employment Agreement previously furnished to you with respect to the continued employment of those individuals named in Section 6.13 of the Merger Agreement, including participation in the Shelby Williams 1999 Senior Management Incentive Plan, except that the duration of the covenant of non-competition set forth in Section 6 shall be one year.

  2. Falcon shall cause Shelby Williams to adopt the severance policy described in Annex I attached hereto.

   The foregoing undertakings by Falcon and Sub shall be a supplement to the Merger Agreement.

                                          Very truly yours,

                                          Falcon Products, Inc.

                                                   /s/ Franklin A. Jacobs
                                          By: _________________________________
                                              Chairman and Chief Executive
                                               Officer
                                          Title: ______________________________

                                          SY Acquisition, Inc.

                                                   /s/ Franklin A. Jacobs
                                          By: _________________________________
                                              President
                                          Title: ______________________________
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                                                   ANNEX I TO LETTER SUPPLEMENT

                               SEVERANCE POLICY

   All office and administrative employees in Morristown, Tennessee and the executive office in Chicago, Illinois, as well as Middle Managers, will receive severance pay based on the following schedule:

      Period of service                             Amount of severance
      -----------------                             -------------------
      Less than five years......................... 1 week's salary per year
      Five years but less than ten years........... 1 1/2 weeks' salary per year
      Ten or more years............................ 2 weeks' salary per year in the event of the termination by Shelby Williams of the employment of any of them for any reason other than cause, disability, or retirement. "Cause" means (i) the breach by the Employee of the terms of his or her employment which is not cured within five (5) days following receipt of written notice,
(ii) neglect of duty, (iii) gross negligence, (iv) reckless or willful misconduct, or (v) the conviction (or plea of nolo contendere) of a crime which constitutes a felony in the jurisdiction involved. "Disability" means that the Employee is unable to perform his or her duties as a result of physical or mental incapacity which continues for a period of thirteen (13) consecutive weeks or twenty-six (26) weeks in any fifty-two (52) week period. "Middle Manager" means a person who on the date of the Agreement and Plan of Merger was an Employee of Shelby Williams (other than the persons named in Section 6.13 of the Agreement), has the word manager in his or her title, and either (i) manages at least three other full time Employees (makes hiring decisions, conducts performance appraisals, etc.) or (ii) has spending authority in excess of $1,000.